Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hill International, Inc. and Subsidiaries on form S-8 to be filed on or about June 6, 2011 of our report dated March 11, 2011, on our audit of the consolidated financial statements and financial statement schedules, and the effectiveness of Hill International Inc.’s internal control over financial reporting, which report was included in the Annual Report on form 10-K filed March 11, 2011.

/s/ EisnerAmper LLP

Edison, New Jersey

June 6, 2011